BERKOVITS, LAGO & COMPANY, LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

To the Board of Directors
Lincoln Gold Corp.

We consent to incorporation by reference into the registration statement on Form S-8 of Lincoln Gold Corp. of our report, dated April 3, 2003 of our audit of the financial statements of Lincoln Gold Corp. as of December 31, 2003 on Form 8-K.

/s/ Berkovits, Lago & Company, LLP

Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
September 9, 2004

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